Exhibit 99.1

Open Issues Review	AWP / ACP - Privileged & Confidential

($ in millions)
	CEC proposal	Bank counter	Difference

Post-Petition Interest	- $300 million - $75 million upfront	- Full contract interest but no default interest - 8.1% or $437/annum	- $137 / year - $33mm upfront
- 3 months interest paid up front ($108mm)

Additional cash payment	- N/A	- Additional cash payment of $294mm as a make-whole - Payable on effective date	- $294 million

Milestones	- Push out milestones by 3 months	- Accepted	- Discuss

Interest							AWP / ACP - Privileged & Confidential
($ in millions)
						Disclosure
	Filing Date					Statement				Confirm.				Drop Dead
Current Bid / Ask	Jan-15	Feb-15	Mar-15	Apr-15	May-15	Jun-15	Jul-15	Aug-15	Sep-15	Oct-15	Nov-15	Dec-15	Jan-16	Feb-16
Current Offer ($300)
Cash Received	—	$300	$300	$300	$300	$300	$300	$300	$300	$300	$300	$300	$300	$300
Effective Annual Interest	—	65.4%	34.3%	22.5%	16.9%	13.4%	11.2%	9.6%	8.3%	7.4%	6.7%	6.1%	5.6%	5.2%

Bank Ask (Contract Rate)
Cash Received	—	$37	$71	$108	$144	$181	$217	$254	$291	$327	$364	$400	$437	$467
Effective Annual Interest	—	8.1%	8.1%	8.1%	8.1%	8.1%	8.1%	8.1%	8.1%	8.1%	8.1%	8.1%	8.1%	8.1%

Difference
Cash Received	—	$263	$229	$192	$156	$119	$83	$46	$9	($27)	($64)	($100)	($137)	($167)
Effective Annual Interest	—	57.3%	26.3%	14.4%	8.8%	5.3%	3.1%	1.5%	0.3%	(0.7%)	(1.4%)	(2.0%)	(2.5%)	(2.9%)

Current offer as % of Bank Ask		809%	425%	279%	209%	166%	139%	118%	103%	92%	82%	75%	69%	64%

$294 Ask Implies 85c Trading Price For PropCo 1L	AWP / ACP - Privileged & Confidential

($ in millions)

PropCo 1L (to banks):	$1,961
Total PropCo 1L Debt	$2,392
PropCo 1L Leverage	5.0x
Price	100.0	99.0	98.0	97.0	96.0	95.0
$ MTM	—	($20)	($39)	($59)	($78)	($98)
% of Bank Recovery	—	(0.4%)	(0.7%)	(1.1%)	(1.5%)	(1.8%)
Implied Leverage	5.0x	5.0x	4.9x	4.9x	4.8x	4.8x
Implied YTM (1)	5.0%	5.2%	5.5%	5.7%	5.9%	6.2%
Additional bank cash payment ask		$294
Implied trading price of PropCo 1L		85.0
Implied EBITDA multiple		4.3x
Implied YTM (1)		8.8%

GLPI Cap Structure
	Rate	Book	Leverage	Price	Market	Leverage	CY	YTM
$700mm RCF	L+150	258
Term Loan A	L+150	300

Total Senior Debt	L+150	$558	1.3x	N/A	$558	1.3x	N/A	N/A

Nov 2023 Senior Unsecured	5.375%	500		104.3	521		5.16%	4.77%
Nov 2020 Senior Unsecured	4.875%	1,000		104.1	1,041		4.68%	4.06%
Nov 2018 Senior Unsecured	4.375%	550		103.0	567		4.25%	3.48%

Total Debt	4.863%	$2,608	6.2x	103.0	$2,686	6.4x	4.72%	4.08%

GLPI LTM EBITDA	$423

Average Yield GLPI bonds	4.08%
PropCo 1L Interest	L+350
Implied PropCo trading price(1)	104.1

GLPI’s debt trades above par, even without a guarantee on its lease and with 1.2x greater leverage

(1)	Assuming 1.5% LIBOR swap rate, 5 year maturity

Documentation Points	AWP / ACP - Privileged & Confidential

Accepted

Lease

- Agree that CEOC “credit” can be made available for the Lease and CEOC can be added as a guarantor of the Lease.

- Generally agree the standard for Landlord having approval rights over alterations will be similar to Penn.

- Agree the list of permitted assignments by Tenant should be definitive.

- Agree to pay rent into a lockbox if required by Landlord’s lender.

- Open to listing specific provisions of the Lease that would be subject to alternative dispute resolution.

CPLV Mezz

- Agree that the Borrower will be an SPE with independent directors.

- Agree to a more straightforward default interest rate formula (3-5% above the coupon rate would be customary).

- Agree to a customary nonrecourse carveout guaranty and environmental indemnity. Presumably guarantor would be the REIT’s master limited partnership.

- Agree to provide a UCC policy and we agree to hard cash management with respect to interest due under the mezz loan.

- Agree to general reps, warranties and covenants (including negative covenants) that are consistent with the CPLV Market Debt.

- Agree to the lender flexibility relating to assignments/ participations/ syndications so long as the documents also provide customary borrower protections.

- Agree to a prohibition on subordinated debt/preferred equity by Mezz Borrower, so long as such prohibition does not apply to corporate/ parent-level debt.

RSA

- Can agree to consultation rights (but not consent) on operational issues, subject to materiality thresholds for new employment contracts, agreements with affiliates, etc.

- We can work with Banks to set a threshold for effectiveness of the RSA that accounts for the size of their group.

- If we are otherwise resolved, we would be able to agree to an MAE as long as its scope is properly defined.

Open(1)

- Amending RSA/Term Sheet: Must be able to amend deal without Banks’ consent to get Non-1Ls on board so long as changes don’t affect the Banks’ (or 1L Bonds’) economics. Same standard as in Bond RSA.

- CEC Termination Rights: CEC must have the same ability as the Banks do to terminate the RSA in certain circumstances.

- Guaranty/MLSA: CEC’s guaranty must be tied to CEC’s management of the properties.

- Rent issues: Fixed/variable.

- CPLV Market Debt: The market, not the CPLV Mezz Lenders, will determine terms of the CPLV Market Debt, but terms must fit within economic contraints (interest cap, $2.0bn)

(1)	The open items do not include all of the open issues with regards to documentation, but highlight the substantive business level issues only.